Exhibit 99.1
SulphCo Prevails in Talisman Litigation

Houston, TX. May 18, 2009, SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, announces that on May 14, 2009 in the matter of Talisman Talon Capital Fund, Ltd vs. Rudolf W. Gunnerman and SulphCo, Inc. (the “Talisman Litigation”) the United States District Court – District of Nevada entered a judgment in favor of SulphCo and dismissed all claims with prejudice.  The judgment remains subject to appeal by the plaintiff.

Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer, commented “We are extremely pleased that the Talisman Litigation has been resolved in SulphCo’s favor.  With this finding, it has been clearly established that SulphCo is in fact the rightful owner of the intellectual property that forms the foundation of SulphCo’s Sonocracking™ technology enabling SulphCo to proceed forward with the commercialization of the Sonocracking™ technology without further distraction.”

About SulphCo, Inc.
Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil and crude oil fractions. The overall process is designed to "upgrade" the quality of crude oil and crude oil fractions by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100

U. S. Media
Eric Boyriven/Jordana Miller Eric.Boyriven@FD.com Jordana.Miller@FD.com	FD	+1 212-850-5600

International Investors & Media
Ben Brewerton / Seán Galvin Ben.Brewerton@FD.com Sean.Galvin@FD.com	FD	+ 44 (0) 207-831-3113